Exhibit 99.1

NEWS RELEASE

Orbitz Worldwide and Travelport

Sign New Long Term GDS Agreement

ATLANTA, Feb. 10, 2014 — Travelport, a leading distribution services and e-commerce provider for the global travel industry, today announces a new long term GDS agreement with leading online travel agency, Orbitz Worldwide Inc. (NYSE: OWW). Orbitz operates numerous consumer travel brands including Orbitz.com, Cheaptickets.com, ebookers and HotelClub.com, and also provides managed on-line business travel to corporations through Orbitz For Business solutions. Terms of the agreement were not disclosed.

“Travelport technology has been the leading provider of airline, car rental and hotel fares, availability, booking and ticketing services to Orbitz since its launch in 2001,” said Kurt Ekert, Chief Commercial Officer, Travelport. “Under this new agreement, we have plans to work together to supplement this via an upgrade to Travelport’s latest API connectivity – Travelport Universal API – enabling Orbitz to progressively access and display to its customers the much wider range of travel content that Travelport can now provide through its direct connections to a wide variety of airlines. The wider range of travel content will include improved descriptive information on the airline products on offer, airline fares families, ancillary products (such as paid seats and other merchandising), as well as a much broader range of hotel content.”

“We have updated our agreement, which dates back to 2007, to meet the changing needs of Orbitz in its distribution landscape to the mutual benefit of both parties,” Ekert adds. “Orbitz has always used a combination of GDSs and other connectivity options and today’s agreement continues this flexibility. Orbitz will process the majority of its GDS segments on Travelport for 2014 and we expect to continue to be a significant GDS provider and technology partner to Orbitz thereafter.”

“Travelport has been an important partner for Orbitz and we are pleased that they will continue to play a key role in our technology and travel management needs through this multi-year agreement. As we work to keep our online sites the best places to buy travel, we will use Travelport’s new solutions for the changing airline marketplace,” said Chris Orton, Chief Operating Officer, Orbitz Worldwide.

~ENDS~

About Travelport

Travelport is a leading distribution services and e-commerce provider for the global travel industry.

With a presence in over 170 countries, approximately 3,500 employees and 2012 net revenue of more than $2.0 billion, Travelport is comprised of the global distribution system (“GDS”) business, which includes the Galileo and Worldspan brands, its Airline IT Solutions business and a joint venture ownership of eNett.

Headquartered in Atlanta, Georgia, Travelport is a privately owned company.

Follow Travelport on Twitter at http://twitter.com/Travelport

Travelport media contacts:

Jill Brenner, Senior Director, Corporate Communications

Tel: +973 753 3110

Email: jill.brenner@travelport.com

Kate Aldridge, Senior Director, Corporate Communications

Tel: +44 7921 698757

Email: kate.aldridge@travelport.com

About Orbitz Worldwide

Orbitz Worldwide (NYSE:OWW) is a leading global online travel company using technology to transform the way consumers around the world plan and purchase travel. Orbitz Worldwide operates the consumer travel planning sites Orbitz (www.orbitz.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com) and CheapTickets (www.cheaptickets.com). Also within the Orbitz Worldwide family, Orbitz Partner Network (www.orbitz.com/OPN) delivers private label travel technology solutions to a broad range of partners including some of the world`s largest airlines and travel agencies, and Orbitz for Business (www.orbitzforbusiness.com) delivers managed travel solutions for companies of all sizes. Orbitz Worldwide makes investor relations information available at investors.orbitz.com.